National Bank Holdings Corporation Board of Directors Elects
Tim Laney to Serve as Chairman of the Board and Appoints Lead Director

GREENWOOD VILLAGE, Colo., - May 7, 2014 - National Bank Holdings Corporation (NYSE: NBHC) announced today that the Board of Directors has elected Tim Laney, President and Chief Executive Officer, to serve as Chairman of the Board, and the independent directors have appointed director Ralph W. Clermont to serve as Lead Director. Frank V. Cahouet will continue to serve as a director of the Company.

Mr. Cahouet stated, “I am very proud of the tremendous progress that our company, including the Board and management, has made in its short existence, and this is the right time for me to hand the reigns of the Chairman role over to Tim Laney. Tim’s keen business sense, strong leadership and vision for the future will serve our company well in the years to come. In addition, Ralph Clermont has earned the respect of his peer independent directors and is very well suited to serve as the Board’s Lead Director.”

“The value of Frank’s service as our Chairman over the past five years has been immeasurable,” stated Mr. Laney. “He has been a great mentor and leader for me as well as the entire Board and management team. We all look forward to his continued service and contributions to the Board and our company. I also look forward to working more closely with Ralph as we continue to build and develop our company.”

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Contacts:
Analysts/Institutional Investors: Brian Lilly, CFO, (720) 529-3315, blilly@nationalbankholdings.com
Media: Whitney Bartelli, Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com